Exhibit 99



	Company Statements Relating
	To Forward Looking Information
	(Filed Pursuant to Rule 175)


1.  Statement from press release issued by the Company on October
7, 1997:

Mr. Richard Jay Kogan, President and Chief Executive Officer, commenting on the Company's business results, stated that the Company expects that 1997 earnings per share will increase by "at least 17 percent" over 1996 earnings per share, barring unforeseen developments. He also said that he was "confident 1998 will be another good year."